Exhibit 3.32a

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

US ONCOLOGY CLINICAL DEVELOPMENT, LLC

This Certificate of Formation of US Oncology Clinical Development, LLC is being duly executed and filed by MeIisa Jacobs, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.), as amended.

FIRST. The name of the limited liability company is “US Oncology Clinical Development, LLC”.

SECOND. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. This Certificate of Formation shall be effective on October 22, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of US Oncology Clinical Development, LLC this 22nd day of October, 2008.

Melisa Jacobs
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:10 PM 10/22/2008
FILED 02:05 PM 10/22/2008
SRV 081057696 – 4614625 FILE